Exhibit 15

ACKNOWLEDGEMENT OF ERNST & YOUNG LLP,
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders
Aon Corporation

We are aware of the incorporation by reference in the Registration Statements of Aon Corporation described in the following table of our reports dated May 9, 2006, August 8, 2006, and November 8, 2006 relating to the unaudited condensed consolidated interim financial statements of Aon Corporation that are included in its Form 10-Q for the quarters ended March 31, 2006, June 30, 2006, and September 30, 2006.

Registration Statement
Form	Number	Purpose
S-8	33-27984	Pertaining to Aon’s savings plan
S-8	33-42575	Pertaining to Aon’s stock award plan and stock option plan
S-8	33-59037	Pertaining to Aon’s stock award plan and stock option plan
S-3	333-50607	Pertaining to the registration of 369,000 shares of common stock
S-8	333-55773	Pertaining to Aon’s stock award plan, stock option plan, and employee stock purchase plan
S-3	333-78723	Pertaining to the registration of debt securities, preferred stock and common stock
S-4	333-57706	Pertaining to the registration of up to 3,852,184 shares of common stock
S-3	333-74364	Pertaining to the registration of debt securities, preferred stock, common stock, share purchase contracts, and share purchase units
S-3	333-100466	Pertaining to the registration as amended of 2,707,018 shares of common stock
S-3	333-102799	Pertaining to the registration of senior convertible debentures and common stock
S-8	333-103344	Pertaining to the registration of common stock
S-8	333-106584	Pertaining to Aon’s deferred compensation plan
S-3	333-134918	Pertaining to the registration of debt securities, preferred stock, common stock, convertible securities, share purchase contracts, share purchase units and guarantees

ERNST & YOUNG LLP

Chicago, Illinois
November 8, 2006